Exhibit 23.3 Form of Consent of Austin Associates, LLC

The Board of Directors
Hills Bancorporation

We consent to the inclusion in Pre-Effective Amendment No. 2 to the Registration Statement on Form S-3 of our stock appraisal report dated August 9, 2011 and our opinion letter as to the “fairness” of the proposed offering price dated August 9, 2011, and to the reference to our firm in the Registration Statement and related Prospectus.

Austin Associates, LLC

August 11, 2011